Exhibit 10.4

Pay to Integrate/Produce

RETENTION AGREEMENT

Name:

Employee Number:

As you know, it was announced on February 7, 2019 that SunTrust and BB&T will merge (the “Merger”).

SunTrust is implementing a retention program to ensure that the integration of SunTrust and BB&T and critical business initiatives go smoothly. You are a valued employee and SunTrust and BB&T believe your continued service is essential to the business activities of the two companies (the “Combined Company”). Recognizing that these are uncertain times, we are pleased to offer you participation in the retention program, as described below.

Retention Award Terms

Under the program, you will be eligible to receive the Retention Award at the end of the Retention Period as follows:

“Retention Award” means $[●], less all applicable taxes.

“Retention Period” means the period from March 15, 2019 through October 1, 2021.

Eligibility Requirements and Conditions for Retention Award

To be eligible to receive the Retention Award:

•

You must remain employed by the Combined Company through the end of the Retention Period, unless your employment is involuntarily terminated following the date of the closing of the Merger and prior to the end of the Retention Period (as set forth in Appendix A attached hereto).

•	You must sign this Agreement, the accompanying Executive Severance Plan letter agreement and the Pay to Lead Retention Agreement by [●] and abide by their terms.

•

You must sign the attached Arbitration Agreement by [●], although nothing contained in the Arbitration Agreement shall interfere with the claims procedures provided under any plans containing such provisions or required by applicable law.

If you continue to be employed with the Combined Company through the last day of the Retention Period, your right to receive the Retention Award will vest. The terms and conditions of the Retention Award, including those applicable upon a termination of employment prior to the last day of the Retention Period, are set forth in Appendix A attached to this letter and are considered part of this letter. If your employment is terminated prior to the end of the Retention Period for any reason other than as set forth in Section 2(a) of Appendix A, the Retention Award will be forfeited in its entirety. Your eligibility to receive the Retention Award does not impact your eligibility for severance following the closing of the Merger pursuant to the terms and conditions of the severance plan applicable to you as of your date of termination, as modified by the letter dated as of or prior to the date hereof relating to enhanced severance entitlements and “Good Reason,” which you must sign as a condition to receipt of the Retention Award.

Questions

If you have questions or concerns about the terms of the Retention Award, please contact [●] at [●].

Appendix A

RETENTION AGREEMENT

Additional Terms and Conditions

Employee Name:

Employee ID Number:

1.	Retention Award.

a)

Following the end of the Retention Period, subject to Section 2 below, the Employee will receive from the Combined Company a lump sum payment in the amount of the Retention Award set forth in the letter to which this Appendix A is attached, paid within 60 business days after the completion of the Retention Period.

b)

The Retention Award is in addition to any regular compensation, benefits and discretionary incentive compensation that the Combined Company may, in its sole discretion, grant or have in place from time to time, including participation in a long-term incentive (LTI) plan.

c)

The Retention Award is neither intended nor should be construed as being an addition to base salary or included in calculations of salary increases, annual, or other incentive payment opportunities or awards or severance or termination pay. This Appendix A and the letter to which it is attached (collectively, this “Agreement”) and the Retention Award under this Agreement are confidential information. The Employee agrees not to disclose the existence of or terms of this Agreement to anyone other than the Employee’s spouse, attorney, and tax advisor or as required by law. The Employee’s obligation to maintain the confidentiality of this Agreement and the Retention Award will continue after the Employee’s employment with the Combined Company terminates for any reason.

2.	Termination of Employment.

a)

In the event the Employee’s employment with the Combined Company is terminated due to an involuntary termination of the Employee’s employment without Cause (as defined in the SunTrust Banks, Inc. Executive Severance Pay Plan (the “Executive Severance Plan”) during the period commencing upon the closing of the Merger and ending two (2) years following the closing of the Merger, the Employee’s right to receive the Retention Award will vest. In the event the Employee’s employment with the Combined Company is terminated due to the Employee’s resignation for Good Reason (as defined in the Executive Severance Plan) during the period commencing upon the closing of the Merger and ending two (2) years following the closing of the Merger, the Employee’s right to receive a pro rata portion of the Retention Award will vest, with the proration to be based on the number of days the Employee remains employed during the Retention Period over the total number of days in the Retention Period (the “Pro Rata Retention Award”). The Retention Award or the Pro Rata Retention Award, as

Appendix A

applicable, will be paid within 60 days of the Employee’s applicable termination of employment, subject to the Employee’s execution (and non-revocation) of a general release of claims in favor of the Combined Company and its affiliates and any other documents that are required as a condition to receipt of severance under the Severance Plan.

b)

In the event of the Employee’s termination of employment for any reason prior to the end of the Retention Period other than those set forth in Section 2(a) the Employee’s right to receive the Retention Award shall be forfeited in its entirety.

3.	Term of Agreement.

This Agreement shall terminate on the earliest of: (a) the date of payment of the Retention Award (or applicable portion thereof) to the Employee or (b) the date of the Employee’s termination of employment for any reason other than as set forth in Section 2(a) above. If the Merger is abandoned and the Agreement and Plan of Merger between SunTrust and BB&T is terminated in accordance with its terms, this Agreement shall be void and of no further force or effect.

4.	Administration.

The Combined Company shall have the sole and absolute authority and discretion to construe and interpret this Agreement, and to determine all questions that arise in connection with the administration of this Agreement, including, without limitation, all questions of eligibility for participation and eligibility for the amount paid or payable under this Agreement. Any disputes related to the Retention Award shall be settled by arbitration in accordance with the Arbitration Agreement (after giving effect to the provisions of Section 6 below).

5.	Fees and Expenses.

In the event any claim, contest or dispute arises between the Employee and the Combined Company regarding the characterization of the Employee’s termination as it affects the Employee’s right to benefits under (a) this Agreement or (b) the Executive Severance Plan, upon a termination of employment prior to the second anniversary of the closing of the Merger, whether instituted by formal legal proceedings or otherwise, the Combined Company shall reimburse the Employee for all reasonable costs and expenses, including reasonable attorneys’ fees, arising from any such claim, contest or dispute, if the Employee prevails in any action initiated by the Employee or the Employee has acted reasonably and in good faith in defending against any action initiated by the Combined Company (notwithstanding Section 9 of the Arbitration Agreement). Such reimbursement shall be paid within ten (10) days after the Employee furnishes the Combined Company with written evidence of any costs and expenses the Employee has incurred. Notwithstanding anything herein to the contrary, this Section 5 shall survive the termination of this Agreement.

Appendix A

6.	Miscellaneous.

a)	The limitation on payments under Section 5.5 of the Executive Severance Plan shall apply to the Retention Award as if set forth herein.

b)

Neither the Employee, nor any person claiming under the Employee, shall have the power to anticipate, encumber or dispose of any right, title, interest or benefit hereunder in any manner or at any time, until the same shall have been actually distributed free and clear of the terms of this Agreement.

c)

The Retention Award is intended to be a “short-term deferral” that does not constitute “deferred compensation” subject to Section 409A of the Internal Revenue Code (“Section 409A”). The parties agree to interpret and administer this Agreement in a manner intended to comply with Section 409A. If and to the extent that the Retention Award is determined by the Combined Company to constitute “nonqualified deferred compensation” subject to Section 409A (because a payment is not a “short-term deferral”) and is payable to the Employee by reason of termination of employment, then (i) such payment or benefit shall be made or provided to the Employee only upon a “separation from service” as defined for purposes of Section 409A under applicable regulations and (ii) if the Employee is a “specified employee” (within the meaning of Section 409A), such payment will not be made or provided before the date that is six (6) months after the date of such separation from service (or the Employee’s earlier death). All reimbursements provided under this Agreement will be made or provided in accordance with the requirements of Section 409A.

d)

This Agreement shall be binding upon and inure to the benefit of any successors to the Combined Company and, in the event of the Employee’s death, all persons lawfully claiming under the Employee. Nothing in this Agreement shall confer on the Employee any right to continued employment or affect in any way the right of the Combined Company to terminate the Employee’s employment at any time.

e)

This Agreement and the Arbitration Agreement constitute the entire agreement of the parties with regard to the specific subject matter hereof and contains all of the covenants, promises, representations, warranties and agreements between the parties with respect to such subject matter. Each party to this Agreement acknowledges that no representation, inducement, promise or agreement, oral or written, has been made by either party with respect to such subject matter, which is not embodied herein, and that no agreement, statement or promise relating to the subject matter that is not contained in this Agreement or the Arbitration Agreement shall be valid or binding.

f)

Any written notices provided for in this Agreement that are sent by mail shall be deemed received three (3) business days after mailing, but not later than the date of actual receipt or, if delivered electronically, on the date of transmission. Notices shall be directed, if to the Employee, at the Employee’s address (or email address) indicated by the Combined Company’s records and, if to the Combined Company, at the Combined Company’s principal executive office.

Appendix A

g)

If one (1) or more of the provisions of this Agreement shall be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby and the invalid, illegal or unenforceable provisions shall be deemed null and void.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and effective on the day and year first above written.

SunTrust Banks, Inc.	Employee

Signature	Signature

Bill Rogers
Printed Name	Printed Name

Chairman and CEO
Title	Date

Date